Form of Restricted Share Unit Award Agreement
between Prothena Corporation plc and Registrant’s Named Executive Officers

PROTHENA CORPORATION PLC
2018 LONG TERM INCENTIVE PLAN
Restricted Share Unit Award Agreement – Cover Sheet

Prothena Corporation plc, an Irish public limited company (the “Company”), hereby grants a Restricted Share Unit Award with respect to Shares to the individual named below. The terms and conditions of the Restricted Share Units are set forth in this cover sheet, in the attached Restricted Share Unit Award Agreement and in the Prothena Corporation plc 2018 Long Term Incentive Plan (the “Plan”). All capitalized terms used but not defined in this cover sheet and the attached Restricted Share Unit Award Agreement will have the meanings ascribed to such terms in the Plan.

Granted to:	[●]
Grant Date:	[●]
Restricted Share Units:	[●]
Purchase Price Paid upon Vesting:	$0.01 per share
Vesting Starting Date:	[●]

Vesting Schedule:
Except as otherwise provided in the Plan, the Restricted Share Unit Agreement or any other agreement between the Company or any of its Subsidiaries and you and which is in effect as of the Grant Date, the Restricted Share Units shall vest as follows: [●]

Tax Withholding:
IMPORTANT INFORMATION REGARDING ACCEPTANCE OF AWARD AND SELL TO COVER TAX WITHHOLDING PAYMENT METHOD
By accepting this Award, to the greatest extent permitted under the Plan and applicable law, any withholding obligations for applicable Tax-Related Items (as defined in the Restricted Share Unit Award Agreement) will be satisfied through the sale of a number of Shares subject to the Award as determined in accordance with the Tax Withholding section of the Restricted Share Unit Award Agreement and the remittance of the cash proceeds of such sale to the Company (a “Sell to Cover”).  Under the Restricted Share Unit Award Agreement, the Company is authorized and directed by you to make payment from the cash proceeds of this sale directly to the appropriate taxing authorities in an amount equal to the withholding obligation for Tax-Related Items.
You represent and warrant that (i) you have carefully reviewed this Restricted Share Unit Grant Notice and the Tax Withholding section of the Restricted Share Unit Award Agreement, (ii) on the date you accept this Award, you are not aware of any material, nonpublic information with respect to the Company or any securities of the Company, are not subject to any legal, regulatory or contractual restriction that would prevent Agent from conducting sales, do not have, and will not attempt to exercise, authority, influence or control over any sales of Shares effected by the Agent pursuant to the Restricted Share Unit Award Agreement, and are entering into the Restricted Share Unit Award Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (regarding trading of the Company's securities on the basis of material nonpublic information) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) it is your intent that this election comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act.

By signing this cover sheet, you agree to all of the terms and conditions described in the attachment and in the Plan.

Signature: _____________________            Date: _______________
     [Name]

Company: ___________________________
Company Secretary

PROTHENA CORPORATION PLC
2018 LONG TERM INCENTIVE PLAN
Restricted Share Unit Award Agreement

Restricted Share Units

You have been granted an award (the “Award”) of Restricted Share Units representing rights to acquire Shares upon the vesting of the Award and the payment of the Purchase Price specified on the cover sheet. Subject to the capitalization adjustment provisions included in the Plan, one Share will be issued for each Restricted Share Unit that vests pursuant to the terms of this Restricted Share Unit Award Agreement.

Vesting
The Restricted Share Units shall vest in accordance with the Vesting Schedule set forth on the cover sheet. The vesting will be cumulative and will not exceed 100% of the Shares subject to the Restricted Share Units. If the vesting results in fractional Shares, the number of Shares that vests on the relevant vesting date will be rounded down to the nearest whole number.
Except as otherwise provided in the Plan, 100% of the Restricted Share Units vest if (i) your employment with the Company or one of its Subsidiaries is terminated for any reason other than Cause (as defined below) or you resign for Good Reason (as defined below); (ii) you die while you are still an employee of the Company or a Subsidiary, as applicable; or (iii) your service as an employee of the Company or a Subsidiary, as applicable, is terminated by the Company or a Subsidiary, as applicable, due to your Total and Permanent Disability (as defined below).
As used herein, and except as otherwise defined in an employment agreement in effect as of the Grant Date between you and the Company or one of its Subsidiaries to the extent applicable, “Cause” shall mean any of the following: (a) your willful breach, habitual neglect, or poor performance of your job duties and responsibilities, as determined by the Company in its sole discretion; (b) your conviction (or the entry of a guilty plea or plea of nolo contendre) of any crime, excluding minor traffic offenses; (c) your commission of an act of dishonesty or breach of fiduciary duty; (d) your commission of a material violation of any of the personnel policies of the Company or a Subsidiary, as applicable, including but not limited to, violations of the Company’s confidentiality or stock trading policies or its policies against any form of harassment; or (e) any action or omission by you, which, as reasonably determined by the Company, is contrary to the business interest, reputation or goodwill of the Company or a Subsidiary.

As used herein, and except as otherwise defined in an employment agreement in effect as of the Grant Date between you and the Company or one of its Subsidiaries to the extent applicable, “Good Reason” means (a) a material diminution in your authority, duties or responsibilities or a material diminution in your total base compensation (in each case, as determined by the Company in its sole discretion), or (b) that your primary job site is relocated and your new location increases your commute between home and work by at least thirty (30) miles (however, this does not apply to field-based sales representatives or similar field-based positions) or in the Company’s reasonable opinion, the new location requires that you move your home to a new location at least thirty (30) miles away from your home immediately prior to the change.
In order to receive the benefits of a resignation for “Good Reason”, you must provide your employer with written notice within ninety (90) days after the occurrence of such event and the employer shall then have thirty (30) days to cure such event. If the employer does not cure the event giving rise to Good Reason, your employment will terminate on the first day immediately following the end of thirty (30) day cure period.
As used herein, and except as otherwise defined in an employment agreement in effect as of the Grant Date between you and the Company or one of its Subsidiaries to the extent applicable, “Total and Permanent Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.
Except as provided above or as otherwise provided in a written employment agreement in effect as of the Grant Date between you and the Company or one of its Subsidiaries, all Restricted Share Units will cease vesting as of the date your service with the Company or a Subsidiary, as applicable, has terminated for any reason.
Each date on which the Restricted Share Units vests shall be referred to as a “Vesting Date.”

Leaves of Absence
For purposes of this Award, your service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. But your service will be treated as terminating ninety (90) days after you went on leave, unless your right to return to active work is guaranteed by law or by a contract. Your service terminates, in any event, when the approved leave ends, unless you immediately return to active work.
The Company determines which leaves count for this purpose.

Settlement
Subject to the satisfaction of the Tax-Related Items (as defined below), in the event one or more Restricted Share Units vests, the Company shall issue to you one (1) Share for each Restricted Share Unit that vests on the applicable Vesting Date(s), with such issuance to occur on the applicable Vesting Date, or if such Vesting Date is not a trading day, the next trading day following the Vesting Date; provided, that in the event the Award becomes vested upon a termination of employment in accordance with the terms of the Agreement and subject to the remainder of this Agreement, the Company shall have 30 days from such termination of employment to issue the underlying Shares (each such date, the “Issuance Date”).   The form of delivery (e.g., a share certificate or electronic entry evidencing such Shares) shall be determined by the Company.
Prior to the issuance to you, the Shares subject to the Restricted Share Units, you shall have no direct or secured claim in any specific assets of the Company or in such Shares, and will have the status of a general unsecured creditor of the Company.

Withholding Taxes
You acknowledge that, regardless of any action the Company or, if different, your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer.  You further acknowledge that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of your Restricted Share Units, including the grant of the Restricted Share Units, the vesting and settlement of the Restricted Share Units, the delivery or sale of any Shares and the issuance of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of your Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.  You acknowledge and agree that you will not make any claim against the Company, or any of its officers, directors, employees or affiliates for Tax-Related Items arising from your Award or your other compensation.  Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  Specifically, pursuant to this Agreement, you have agreed to a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you have (except as provided below) agreed to sell a portion of the Shares to be delivered in connection with your Restricted Share Units to satisfy any withholding obligations for Tax-Related Items and whereby the FINRA Dealer has committed to forward the proceeds necessary to satisfy any withholding obligations for Tax-Related Items directly to the Company and/or the Employer.  If, for any reason, such “same day sale” commitment pursuant to this Agreement does not result in sufficient proceeds to satisfy any withholding obligations for Tax-Related Items, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company or the Employer; (ii) withholding a number of Shares having a fair market value determined by the Company as of the date of the relevant taxable or tax withholding event, as applicable, that are otherwise deliverable to you upon settlement; provided, however, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure be subject to the express prior approval of the Compensation Committee; or (iii) causing you to tender a cash payment (which may be in the form of a check, electronic wire transfer or other method permitted by the Company).

Depending on the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Restricted Share Units notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
You hereby acknowledge and agree to the following:
(i)I hereby appoint E*Trade (or any successor agent determined by the Company) as my agent (the “Agent”), and authorize the Agent to:
a.Sell on the open market at the then-prevailing market price(s), on my behalf, on the Issuance Date, the number (rounded up to the next whole number) of the Shares to be delivered to me in connection with the vesting of those Shares sufficient to generate proceeds to cover (1) the satisfaction of the Tax-Related Items arising from the vesting of the Award and the related issuance of Shares to me, and (2) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto;
b.Remit directly to the Company the proceeds necessary to satisfy the Tax-Related Items;
c.Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale of the Shares referred to in clause (a) above; and
d.Remit any remaining funds to me.
(ii)I hereby authorize the Company and the Agent to cooperate and communicate with one another to determine the number of Shares underlying my Restricted Share Units that must be sold pursuant to this section.

(iii) I acknowledge that the Agent is under no obligation to arrange for the sale of Shares at any particular price under this Agreement and that the Agent may effect sales as provided in this Agreement in one or more sales and that the average price for executions resulting from bunched orders may be assigned to my account.  I further acknowledge that I will be responsible for all brokerage fees and other costs of sale associated with the sale of Shares under this section, and I agree to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sales.  In addition, I acknowledge that it may not be possible to sell Shares as provided by in this section due to (i) a legal or contractual restriction applicable to me or the Agent, (ii) a market disruption, (iii) rules governing order execution priority on the national exchange where the Shares may be traded or (iv) applicable law restricting such sale.  In the event of the Agent’s inability to sell Shares, I will continue to be responsible for the timely payment to the Company of all Tax-Related Items that are required by applicable laws and regulations to be withheld.
(iv)I acknowledge that regardless of any other term or condition of this Agreement, the Agent will not be liable to me for (a) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (b) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.
(v)I hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this section.  The Agent is a third-party beneficiary of this section.
(vi)This section shall terminate not later than the date on which all Tax-Related Items arising in connection with the Award have been satisfied.
(vii)I hereby authorize the Company to appoint a successor Agent should the above-named entity in (i) above (or its successor) resign as Agent or be replaced by the Company.
You agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described.  You acknowledge and agree that the Company may refuse to issue or deliver the Shares, or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

Restrictions on Resale	By signing this Agreement, you agree not to sell any Shares received upon vesting of the Restricted Share Units at a time when applicable laws, regulations or Company policies prohibit a sale.

Transfer of Restricted Share Units	You cannot transfer or assign the Restricted Share Units. For instance, you may not sell the Restricted Share Units or use them as security for a loan. If you attempt to do any of these things, the Restricted Share Units will immediately become invalid. You may, however, dispose of the Restricted Share Units in your will.
Investment Representations
You hereby covenant that (a) any sale of any Share acquired upon the vesting of the Award shall be made either pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (b) you shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the Shares and, in connection therewith, shall execute any documents which the Company shall in its sole discretion deem necessary or advisable.

Compliance with Applicable Law	The Award is subject to the condition that if the listing, registration or qualification of the Shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of Shares hereunder, the Shares subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

Retention Rights
Neither the Restricted Share Units nor this Agreement gives you the right to be retained by the Company or any Subsidiary in any capacity. The Company and its Subsidiaries reserve the right to terminate your service at any time, with or without Cause, subject to applicable law.

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Company with respect to any Shares subject to the Restricted Share Units until the Shares have been issued to you and you, or your estate or heirs, become a holder of such Shares. No adjustments are made for dividends or other rights if the applicable record date occurs before the Shares are issued to you and you, or your estate or heirs, become a holder of such Shares.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Shares, the number of Shares covered by the Restricted Share Units may be adjusted pursuant to the Plan. In the event where the Company is a party to a merger, the Restricted Share Units will be handled in accordance with the Plan.

No Entitlement or Claims for Compensation
In accepting the grant of this Award, you acknowledge the following:
•    The Plan is established voluntarily by the Company, the grant of Awards under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time.
•    The grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Share Units, or benefits in lieu of Restricted Share Units, even if Restricted Share Units have been granted repeatedly in the past.
•    All decisions with respect to future Restricted Share Unit grants, if any, will be at the sole discretion of the Committee.
•    You are voluntarily participating in the Plan.
•    This Award and any Shares acquired in connection with this Award are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or any Subsidiary (including, as applicable, your employer) and which are outside the scope of an employment agreement between you and the Company or one of its Subsidiaries to the extent applicable.
•    This Award and any Shares acquired in connection with this Award and their value are not to be considered part of your normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
•    This Award and any Shares acquired in connection with this Award are not intended to replace any pension rights or compensation.
•    In the event that your employer is not the Company, the grant of this Award will not be interpreted to form an employment or service agreement with the Company and, furthermore, the grant of this Award will not be interpreted to form an employment or service agreement with your employer or any Subsidiary of the Company and shall not interfere with the ability of the Company, the employer or any Subsidiary of the Company, as applicable, to terminate your employment or service relationship (if any).
•    The future value of the Shares underlying the Award is unknown and cannot be predicted with certainty. The value of any Shares obtained upon vesting may increase or decrease in value subsequent to vesting.

• You shall have no rights, claim or entitlement to compensation or damages as a result of your termination of service as an employee of the Company or any Subsidiary for any reason whatsoever, whether or not in breach of contract or local labor law, insofar as these rights, claim or entitlement arise or may arise from your ceasing to have rights under or be entitled to this Award as a result of such termination or loss or diminution in value of the Award or any of the Shares acquired in connection with this Award as a result of such termination, and you irrevocably release the Company and its Subsidiaries, as applicable, from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you shall be deemed to have irrevocably waived your entitlement to pursue such rights or claim.

Electronic Communications	You agree to contract electronically regarding your participation in the Plan and to the receipt of electronic notifications, documents, payments or other communications from the Company in connection with the Plan, to the normal electronic mail address used by you for the purposes of your employment or such other address as may be from time to time notified for that purpose by you to the Company.

Severability	All the terms and provisions of this Agreement are distinct and severable, and if any term or provision is held unenforceable, illegal or void in whole or in part by any court, regulatory authority or other competent authority it shall to that extent be deemed not to form part of this Agreement, and the enforceability, legality and validity of the remainder of this Agreement will not be affected; if any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to make it valid, enforceable and legal.

Applicable Law	This Agreement will be interpreted and enforced under the laws of Ireland.

The Plan and Other Agreements
The text of the Plan and any amendments thereto are incorporated in this Agreement by reference.
This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Share Units granted under this Agreement. Any prior agreements, commitments or negotiations concerning these Restricted Share Units are superseded.

Section 409A
This Award is intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted and construed accordingly. To the extent this Agreement provides for the Award to become vested and be settled upon your termination of employment, the applicable Shares shall be transferred to your or his or her beneficiary upon your “separation from service,” within the meaning of Section 409A of the Code; provided that if you are a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such Shares shall be transferred to you or your beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of your death. Each payment hereunder shall be considered a separate payment for purposes of Section 409A of the Code.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan and evidence your acceptance of the powers of the Committee of the Board of Directors of the Company that administers the Plan.

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